Exhibit 3.3

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ALBERTON ACQUISITION CORPORATION

Pursuant to NRS Chapter 78

1. The name of the corporation (the “Corporation”) is SolarMax Technology Holdings, Inc. (hereinafter sometimes referred to as the “Corporation”).

2. The registered agent for services of process is Corporate Creations Network Inc. The address of the registered agent is 8275 South Eastern Avenue, No. 200, Las Vegas, Nevada 89123.

3. The purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized.

4. (a) The total number of shares of capital stock which the Corporation shall have authority to issue is four hundred million (400,000,000) shares, of which (i) one hundred million (100,000,000) shares are designated as preferred stock, with a par value of $0.0001 per share (“Preferred Stock”) and (ii) three hundred million (300,000,000) shares are designated as common stock, with a par value of $0.0001 per share (“Common Stock”).

(b) The Preferred Stock of the Corporation may be issued by the Board of Directors of the Corporation in one or more series and each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time, including but not limited to:

(i) the designation of such class or series;

(ii) the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(v) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;

(vii) the restrictions, if any, on the issue or reissue of any additional shares or any class or series of Preferred Stock; and

(viii) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c) Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

(d) Subject to such rights as may be granted to the holders of any series of Preferred Stock, no holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

5. Subject to the other provisions of these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

6. The Corporation shall have perpetual existence.

7. The Corporation shall, to the fullest extent permitted by the NRS, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

8. Except as otherwise provided by law, a director or officer is not individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. If the NRS is amended to further permit the further elimination or limitation or authorization of corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director occurring prior to such amendment or repeal.

9. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the federal court located in the Clark County, Nevada shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”): (1) brought in the name or right of the Corporation or on its behalf; (2) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (3) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or bylaws of the Corporation; (4) to interpret, apply, enforce or determine the validity of any provision of the articles of incorporation or bylaws of the Corporation; or (5) asserting a claim governed by the internal affairs doctrine.

10. At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

11. The provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

12. These Restated and Amended Articles of Incorporation were approved by the Board of Directors and the holders of a majority of the outstanding shares of common stock pursuant to NRS 78.390 and NRS 78.320, and this instrument correctly sets forth in full the articles of incorporation, as amended and restated.

IN WITNESS WHEREOF, the unsigned officer has signed these restated articles of incorporation this      day of           , 2021.

/s/ David Hsu
David Hsu, Chief Executive Officer

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